CIENA CORPORATION
2017 OMNIBUS INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

Ciena Corporation, a Delaware corporation, (the “Company”), hereby grants performance stock units relating to shares of its common stock, $0.01 par value (the “Stock”), to the individual named below as the Grantee, subject to the performance and vesting and other terms and conditions set forth in this Performance Stock Unit Agreement, including the attached terms and conditions and any appendix attached hereto (together, the “Agreement”). This grant is subject to the terms and conditions set forth in (i) this Agreement, (ii) the Ciena Corporation 2017 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”), and (iii) the grant details for this award contained in Grantee’s account with the Company’s selected broker. Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Grant Date: _______________________________
Grant Number: __________________________________
Name of Grantee: ________________________________
Grantee's Employee Identification Number: ___________________________
Number of Performance Stock Units Covered by Grant: ________________________________
By accepting this grant (whether by signing this Agreement or accepting the grant electronically via the website of the Company’s selected broker), you agree to the terms and conditions in this Agreement and in the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent unless otherwise stated herein.

Grantee: _______________________________________ (Signature)
Ciena Corporation: ____________________________________ Name: David M. Rothenstein Title: Senior Vice President, General Counsel and Secretary

CIENA CORPORATION
2017 OMNIBUS INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT
TERMS AND CONDITIONS

Performance Stock Unit Transferability	This grant is an award of the number of performance stock units set forth on the first page of this Agreement (or, in the case of electronic delivery, as set forth in the grant details for this Award set forth in the Company’s selected broker’s website), subject to the performance and vesting conditions described in this Agreement (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of Applicable Law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Performance Earning
All or a portion of your Restricted Stock Units may be earned during the Company’s fiscal year 20[__] (the “Performance Period”) based on the Company’s achievement of the performance goals set forth in Appendix A to this Agreement.
The number of Restricted Stock Units issuable under this award may be increased by up to 100% of the grant amount if and to the extent that the goals in Appendix A are exceeded in accordance with the embedded tables set forth therein.

Any portion of your Restricted Stock Units that is not earned by the end of the Performance Period will be forfeited.

Non-GAAP Adjustments; Extraordinary Items or Events	In addition to any adjustments actually or typically used by the Company in determining any Adjusted or Non-GAAP measure that is a performance goal under this Award, as applicable, the following items shall be disregarded in determining achievement of the performance goal in order to reasonably and equitably reflect the intent and purpose of the Plan and the Award: extraordinary items or events that have or would have an unanticipated impact, any adjustments necessary to take into account the effect of corporate transactions (including acquisitions, dispositions and incurrence of debt); unusual write-offs or write downs of balance sheet items or similar impairment of assets; unusual expense or charges; and other unusual or nonrecurring items.

Vesting	If Restricted Stock Units are earned during the Performance Period, the aggregate number of such earned Restricted Stock Units shall vest in two equal installments (each approximately one-half of the aggregate earned Restricted Stock Units) on December 20, 20[__] and December 20, 20[__] (each a “Vesting Date”), provided you remain in Service through the Vesting Date unless otherwise indicated in this Agreement.

Any resulting fractional shares shall be rounded up to the nearest whole share; provided, that you may not vest in more than the number of Performance Stock Units set forth on the cover sheet of this Agreement (as adjusted for the maximum level of performance earning described above). Except as otherwise set forth in this Agreement, any earned but unvested Restricted Stock Units will be forfeited in their entirety in the event that you cease to be employed by the Company for any reason prior to a Vesting Date.

Share Delivery Pursuant to Vested Restricted Stock Units; Tax-Related Items	Shares of Stock underlying the vested portion of the Restricted Stock Units will be delivered to you by the Company as soon as practicable following the applicable vesting date for those shares of Stock, but in no event beyond 2½ months after the end of the calendar year in which the shares would have been otherwise delivered or otherwise in accordance with the terms of any deferral election validly made under the Ciena Corporation Deferred Compensation Plan or any successor plan. Upon settlement of the Restricted Stock Units, a brokerage account in your name will be credited with shares of Stock representing the number of shares that vested under this grant (the “Vested Shares”) net of any Tax-Related Items (as defined below), as applicable. If the vesting date is not a trading day, Vested Shares will be delivered on the next trading day (or as soon as practicable thereafter).

Regardless of any action the Company or the Affiliate to whom you provide Services (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Restricted Stock Units and/or your participation in the Plan and legally applicable or deemed to be applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the issuance of shares of Stock upon settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

By accepting this award, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) requiring your payment in cash or other immediately available funds to the Company and/or the Employer; (b) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (c) withholding from proceeds of the sale of Vested Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent) (an “Automatic Sale”); (d) withholding shares of Stock to be issued upon vesting of the Restricted Stock Units; or (e) any other method of withholding determined by the Company and permitted by applicable law.

You further acknowledge that, in the event of an Automatic Sale, this irrevocable written instruction is intended to constitute an instruction pursuant to Rule 10b5-1 of the Exchange Act with the Automatic Sale intended to comply with these requirements. As such, all provisions hereof shall be interpreted consistent with Rule 10b5-1 and shall be automatically modified to the extent necessary to comply therewith. The Company shall be responsible for the payment of any brokerage commissions relating to any Automatic Sale.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s) to the extent permitted by the Plan, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the Vested Shares, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Forfeiture of Unvested Restricted Stock Units	Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Restricted Stock Units will vest after your Service has terminated for any reason and you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed upon such date of termination of your Service.

Deferral of Compensation	Delivery of shares underlying any award of Restricted Stock Units and treatment hereunder shall be subject to any deferral election validly made by eligible participants under the Ciena Corporation Deferred Compensation Plan or any successor plan.

Death	If your Service terminates because of your death prior to your Retirement, the Restricted Stock Units earned, but not yet vested, under this Agreement will automatically vest as to the number of Restricted Stock Units earned prior to the date of death.

Disability	If your Service terminates because of your Disability prior to your Retirement, the Restricted Stock Units earned, but not yet vested under this Agreement will automatically vest as to the number of Restricted Stock Units earned prior to the date of Disability.

Retirement (Applicable to U.S., U.K., and Canada employees at time of Grant only)
If you are a resident of the U.S., U.K, or Canada on the Grant Date and your Service terminates because of your Retirement prior to the completion of the Performance Period, any unearned Restricted Stock Units granted under this Agreement will remain outstanding notwithstanding such termination of Service and will continue to be eligible to be earned based on the Company’s achievement of the performance goals set forth in Appendix A during the Performance Period; provided that the number of Restricted Stock Units earned will be pro-rated to reflect the number of calendar days in the Performance Period during which you were in Service. If your service terminates because of your Retirement prior to any Vesting Date, any Restricted Stock Units earned during the Performance Period (including any Restricted Stock Units earned pursuant to the preceding sentence), pro-rated as described in the preceding sentence, will continue to vest on the schedule indicated above under “Vesting”.

For purposes of this Agreement, “Retirement” means your voluntary termination of Service following:

(i) your completion of 10 years of Service (which need not have been consecutive), including up to six years of prior employment or service to any entity acquired by the Company or its Affiliates (provided you have completed four years of Service following the most recent of such acquisitions); and

(ii) your attainment of age 60;

provided, however, that in order to receive any vesting benefit under this section, you must provide the Company with 12 months (the “Notice Period”) irrevocable advance written notice of your termination of Service, which notice can only be delivered after meeting the above eligibility requirements (the “Notice Requirement”).

If your Service terminates for any reason after you have submitted notice of Retirement to the Company pursuant to the preceding sentence but prior to the last day of the Notice Period for any reason other than (A) by the Company without Cause (as defined in the Executive Severance Benefit Plan, or if you are not a participant in such plan, as defined in the Plan) or (B) due to your death or Disability, you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed upon such termination of Service. If at any time after you have submitted notice of Retirement your Service is terminated by the Company without Cause, or your Service terminates because of your death or Disability, then the Notice Requirement will be deemed to have been satisfied.

You understand and agree that you will no longer be eligible to receive additional equity grants following submission of your notice of Retirement to the Company.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your Restricted Stock Units, whether or not previously earned, and this award shall immediately terminate, effective as of the date of termination.

Leaves of Absence	For purposes of this grant, your Service does not terminate when you go on a bona fide leave of absence approved by the Company, if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Law. The Company will determine, in its sole discretion, and in accordance with applicable laws, whether and when a leave of absence constitutes a termination of Service under the Plan.

Retention Rights	Neither your Restricted Stock Units nor this Agreement give you the right to be retained by the Company, the Employer or any Affiliate in any capacity and your Service may be terminated at any time and for any reason.

Shareholder Rights	You have no rights as a shareholder unless and until the shares of Stock relating to the Restricted Stock Units have been issued to you (or an appropriate book entry has been made). Except as described in the Plan or herein, no adjustments are made for dividends or other rights if the applicable record date occurs before your shares of Stock are issued (or an appropriate book entry has been made).

If the Company pays a dividend on its Stock, you will, however, be entitled to receive a cash payment equal to the per-share dividend paid on the Stock times the number of Restricted Stock Units that you hold as of the record date for the dividend; provided, however, such Dividend Equivalents Rights shall not vest or become payable unless and until the Restricted Stock Units to which the Dividend Equivalent Rights correspond become vested and nonforfeitable pursuant to this Agreement or the Plan.

Section 409A	The Restricted Stock Units are intended to be exempt from, or compliant with, Section 409A of the Code and any ambiguities herein will be interpreted in accordance with that intent. Each payment under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause you to incur any tax, interest or penalties under Section 409A of the Code, the Company may, in its sole reasonable discretion and without your consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Restricted Stock Units or the Shares underlying the Restricted Stock Units will not be subject to interest and penalties under Section 409A of the Code.

Notwithstanding anything to the contrary in the Plan or this Agreement, to the extent that you are a “specified employee” (within the meaning of the Company’s established methodology for determining “specified employees” for purposes of Section 409A of the Code), payment or distribution of any amounts with respect to any Restricted Stock Unit that is subject to Section 409A of the Code will be made as soon as practicable following the first business day of the seventh month following your “separation from service” (within the meaning of Section 409A of the Code) from the Company and its Affiliates, or, if earlier, the date of your death.

Nature of Grant	In accepting the award and the Restricted Stock Units, you acknowledge, understand and agree that:

(1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(2) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(3) all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;

(4) your participation in the Plan is voluntary;

(5) the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not intended to replace any pension rights;

(6) the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of Service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments, except if and as explicitly required by applicable law;

(7) the Restricted Stock Unit grant and your participation in the Plan will not be interpreted to form or amend a Service contract or relationship with the Company, the Employer or any Affiliate;

(8) the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

(9) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of your Service relationship with the Company or the Employer except as otherwise set forth in this Agreement (whether or not in breach of contract or local employment laws in the country where you reside, even if otherwise applicable to your employment benefits from the Employer, and/or later found to be invalid), and in consideration of the grant of the Restricted Stock Units, you irrevocably agree never to institute any claim against the Company, the Employer or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting this award of Restricted Stock Units, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(10) except as otherwise set forth in this Agreement, in the event of termination of your Service relationship (whether or not in breach of contract or local employment laws in the country where you reside, even if otherwise applicable to your employment benefits from the Employer, and/or later found to be invalid), your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing Services to the Company, the Employer or any Affiliate as a Service Provider and will not be extended by any notice period mandated under local law (e.g., active Service as a Service Provider would not include a period of “garden leave” or similar period); the Committee shall have the exclusive discretion to determine when you are no longer actively providing Services for purposes of your Restricted Stock Units grant;

(11) the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or by the Company in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock (including a Corporate Transaction);

(12) unless otherwise agreed with the Company, the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate of the Company; and

(13) the following provisions apply only if you are providing Services outside the United States:

(A)    the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not part of normal or expected compensation or salary for any purpose and in no event should be considered as compensation for, or relating in any way to, past Services for the Company, the Employer or any Affiliate; and

(B)    you acknowledge and agree that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Employer’s local currency and the United States dollar that may affect the value of any proceeds from the sale of shares of Stock acquired under the Plan.

Forfeiture; Recoupment	This Award shall be subject to mandatory repayment by the Grantee to the Company (i) to the extent set forth in the Plan or this Award Agreement or (ii) to the extent the Grantee is, or in the future becomes, subject to (A) any Company or Affiliate “clawback” or recoupment policy that is adopted by the Company, including to comply with the requirements of Applicable Law, or (B) any Applicable Law that imposes mandatory recoupment, under circumstances set forth in such Applicable Law.

Data Privacy
(a)    Declaration of Consent. If you would like to participate in the Plan, you understand that you need to review the following information about the processing of your personal data by or on behalf of the Company, the Employer, and/or any Affiliate as described in this Agreement and any other Plan materials (the “Personal Data”) and declare your consent. As regards the processing of your Personal Data in connection with the Plan and the Agreement, you understand that the Company is the controller of your Personal Data.

 (b)    Data Processing and Legal Basis. The Company collects, uses, and otherwise processes Personal Data about you for the purposes of allocating shares of Stock and implementing, administering, and managing the Plan. You understand that this Personal Data may include, without limitation, your name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor. The legal basis for the processing of the Personal Data will be your consent.

(c)    Stock Plan Administration Service Provider. You understand that the Company transfers your Personal Data, or parts thereof, to E*TRADE Financial Corporate Services, Inc. (and its affiliated companies), an independent service provider based in the United States, which assists the Company with the implementation, administration, and management of the Plan. In the future, the Company may select a different service provider and share your Personal Data with such different service provider that serves the Company in a similar manner. You understand and acknowledge that the Company’s service provider will open an account for you to receive and trade shares purchased under the Plan and that you will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan.

(d)    International Data Transfers. You understand that the Company and any third parties assisting in the implementation, administration, and management of the Plan, such as the Company’s service providers, are based in the United States as of the date hereof. If you are located outside the United States, you understand and acknowledge that your country has enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of your Personal Data is your consent.

(e)    Data Retention. You understand that the Company will use your Personal Data only as long as is necessary to implement, administer, and manage your participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, you understand and acknowledge that the Company’s legal basis for the processing of your Personal Data would be compliance with the relevant laws or regulations or the pursuit by the Company of respective legitimate interests not outweighed by your interests, rights, or freedoms. When the Company no longer needs your Personal Data for any of the above purposes, you understand the Company will remove it from its systems.

(f)    Voluntariness and Consequences of Denial/Withdrawal of Consent. You understand that your participation in the Plan and your grant of consent is purely voluntary. You may deny or later withdraw your consent at any time, with future effect, and for any or no reason. If you deny or later withdraw your consent, the Company can no longer offer participation in the Plan or offer other awards to you or administer or maintain such awards, and you would no longer be able to participate in the Plan. You further understand that denial or withdrawal of your consent would not affect your status or salary as an employee or your career and that you would merely forfeit the opportunities associated with the Plan.

(g)    Data Subject Rights. You understand that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the right to (i) inquire whether and about what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data; (ii) request the correction or supplementation of Personal Data about you that is inaccurate, incomplete, or out-of-date in light of the purposes underlying the processing; (iii) request the erasure of Personal Data that is (A) no longer necessary for the purposes underlying the processing, (B) processed based on withdrawn consent, (C) processed for legitimate interests that, in the context of your objection, do not prove to be compelling, or (D) processed in non-compliance with applicable legal requirements; (iv) request the Company to restrict the processing of your Personal Data in certain situations where you feel its processing is inappropriate; (v)

object, in certain circumstances, to the processing of Personal Data for legitimate interests; and (vi) request portability of your Personal Data that you have actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or your employment or service contract and is carried out by automated means. In case of concerns, you understand that you may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of or to exercise any of your rights, you understand that you should contact your local human resources representative or Ciena’s stock administration department.

By signing this Agreement or, in case this information is presented electronically, by clicking the “Accept” or similar button implemented into the relevant web page or platform, you declare, without limitation, your consent to the data processing operations described in this Agreement. You understand that you may withdraw your consent at any time with future effect for any or no reason as described in this section.

No Advice Regarding Grant	The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Stock underlying your Restricted Stock Units. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Applicable Law and Venue	The Restricted Stock Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.

For purposes of litigating any dispute that arises under this award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the state courts of Delaware, or the federal courts for the District of Delaware, and no other courts, where this grant is made and/or to be performed. You agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or the Plan.

Language	You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. Further, if you have received this Agreement or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery and Acceptance	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company, the Company’s designated broker, or their respective third parties. If you fail to submit a written rejection of this award to the Company’s Stock Administration Department prior to the date on which this award initially vests, this award shall be deemed accepted by you and the terms of this award and the Plan shall apply to the same extent as if you had accepted your award electronically via the website of the Company’s selected broker.

Severability; Integration	The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. This Agreement contains the entire agreement with regard to the Restricted Stock Units awarded hereby; provided that in the event you are eligible to receive vesting benefits pursuant to an individual agreement with the Company that are more favorable than the vesting benefits provided hereunder, you will receive the vesting benefits under such agreement.

Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

Foreign Account / Assets Reporting and Exchange Controls	Depending upon the country to which laws you are subject, you may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside your country of residence. Your country may require that you report such accounts, assets or transactions to the applicable authorities in your country. You may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You are responsible for knowledge of and compliance with any such regulations and should speak with your own personal tax, legal and financial advisors regarding the same.

Insider Trading / Market Abuse Laws	You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Restricted Stock Units) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should consult with your own personal legal and financial advisors on this matter.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan, on the award, on the Restricted Stock Units, and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Canadian Residents	With respect to Canadian residents only:

Restricted Stock Units Payable Only in Shares of Stock. Notwithstanding any discretion in the Plan or the Agreement to the contrary, Restricted Stock Units granted in Canada shall be paid in shares of Stock only and do not provide any right for you to receive a cash payment.

Canadian Securities Laws

You acknowledge and confirm that your participation in the Plan and entering into of this Agreement is voluntary and not induced by expectation of (a) employment or continued employment, if you are an employee, (b) employment or appointment or continued employment or appointment, if you are an officer, or (c) engagement to provide services or continued engagement to provide services, if you are a consultant. Furthermore, if you are a consultant you also acknowledge and confirm that you are engaged to provide services to the Company or an Affiliate under a written contract with the Company or an Affiliate and spend or will spend a significant amount of time and attention on the business and affairs of the Company or an Affiliate.

Termination Date

Notwithstanding the terms of the Plan or Agreement, for the purposes of determining the date your Service with the Company, the Employer, or any Affiliate terminates (whether for cause or not, or due to death, disability or otherwise) and your entitlements thereafter, termination of Service shall mean the date at the end of the applicable statutory notice period (if any), but shall not include any period of notice at common law.

The following provisions will apply if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. This provision supplements the Data Privacy section of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, the Employer, any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company, the Employer, any Affiliate and the administrator of the Plan to record such information and to keep such information in your employee file. Please note that the governments or law enforcement agencies of a foreign jurisdiction where the Company processes, stores or transfers data may be able to access your data through the laws of that jurisdiction.

Notifications

Securities Law Information. You are permitted to sell shares of Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Stock is listed. Currently, the Stock is listed on the New York Stock Exchange.

Foreign Account / Assets Reporting Information. Foreign property, including Restricted Stock Units, shares of Stock acquired under the Plan and other rights to receive shares (e.g., Restricted Stock Units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, such Restricted Stock Units must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because other foreign property is held by you. When shares of Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if you own other shares of the same company, this ACB may have to be averaged with the ACB of the other shares. You should consult with your personal tax advisor to determine your reporting requirements.

United Kingdom Residents	With respect to United Kingdom residents only:

Taxes. This section supplements the Share Delivery Pursuant to Vested Restricted Stock Units; Tax-Related Items section above:

Without limitation to the provisions contained in the Share Delivery Pursuant to Vested Restricted Stock Units; Tax-Related Items section of this Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Joint Election. As a condition of your participation in the Plan and of the vesting of the Restricted Stock Units, you agree to accept any liability for secondary Class 1 National Insurance Contributions which may be payable by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units or otherwise payable in connection with the shares of Stock and the right to acquire shares of Stock (“Employer NICs”).

Without limitation to the foregoing, you agree to execute a joint election with the Company or the Employer, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consents or elections as provided to you by the Company or the Employer. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer.

If you do not enter into a Joint Election, or if the Joint Election is revoked at any time by HMRC, the Restricted Stock Units shall cease vesting and become null and void, and no shares of Stock shall be acquired under the Plan, without any liability to the Company, the Employer and/or any Affiliate.

You further agree that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in the Share Delivery Pursuant to Vested Restricted Stock Units; Tax-Related Items section of this Agreement, as supplemented above.

This Agreement is not a stock certificate or a negotiable instrument.